Exhibit 99.1
                                                                    ------------

            STAAR Surgical Signs Definitive Agreement to Sell 2.0
                         Million Shares of Common Stock

MONROVIA, Calif., June 7 /PRNewswire-FirstCall/ -- STAAR Surgical Company (Nasdaq: STAA) today announced that it has entered into a definitive agreement to sell 2.0 million shares of newly issued common stock at a purchase price of $6.25 per share to certain institutional investors. The transaction is expected to close on June 10, 2004, subject to customary closing conditions. Pacific Growth Equities, LLC acted as the placement agent for the financing.

The securities sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration. STAAR Surgical has agreed to file, no later than 15 business days after the closing, a registration statement providing for the resale of the common stock.

This release is not an offer to sell, or a solicitation of an offer to buy securities, nor shall there be any sale of the company's securities in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.

About STAAR Surgical

STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR's products are used by ophthalmic surgeons and include the VISIAN ICL(TM) as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR's ICL has received CE Marking, is approved for sale in 37 countries and has been implanted in more than 35,000 eyes worldwide.

Safe Harbor

All statements in this news release that are not statements of historical fact are forward-looking statements, including the statement that the offering is expected to close within two business days. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the ability of the Company and the investors to comply with certain conditions to closing as set forth in the definitive agreements. STAAR Surgical Company assumes no obligation to update these forward-looking statements, and does not intend to do so.

CONTACT:    Investors                           Media
            EVC Group                           EVC Group
            Douglas Sherk,                      415-896-6820
            Sheryl Seapy, 415-272-3323
            Jennifer Beugelmans, 415-896-6820

SOURCE STAAR Surgical Company